Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees of our reports dated May 30, 2014, with respect to the consolidated financial statements and schedule of The Advisory Board Company and subsidiaries, and the effectiveness of internal control over financial reporting of The Advisory Board Company and subsidiaries, included in its Annual Report (Form 10-K) for the fiscal year ended March 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

February 9, 2015